Exhibit 10.43

PWRW&G DRAFT

12/21/01

AMERICAN SKIING COMPANY

PHANTOM EQUITY AWARD AGREEMENT

Agreement, dated as of                             , 2001, between American Skiing Company (the “Company”) and                                     (“Employee”).

WHEREAS, Employee is employed by the Company and has been selected by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) to receive an award of phantom equity; and

WHEREAS, the Company had agreed to provide Employee an incentive to commence employment with the Company by granting to Employee a phantom award entitling Employee to receive, under the terms and conditions described herein,       % of the phantom equity pool established by the Company and determined in accordance with Section 1 hereof (the “Pool”), subject to the restrictions hereinafter set forth, and has authorized the officer whose signature appears below to execute this Agreement on behalf of the Company.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

1.                                       Grant of Award.

(a)                                  Subject to the terms and conditions set forth herein this Agreement, the Company hereby grants to the Employee an award (the “Award”) equal to           % (the “Award Percentage”) of the Total Equity Pool Value (as defined in Section 1 (b) below).  This grant of the Award is irrevocable and unconditional, except that (i) the Award can be forfeited in accordance with Section 2 of this Agreement, (ii) the Company’s obligation to make payment in respect of the Award is subject to the terms of Section 4 hereof and is conditioned on the compliance by Employee with the withholding obligations set forth in Section 5 hereof .

(b)                                 The total value of the phantom equity pool (the “Total Equity Pool Value”) at any given time shall be equal to the sum  of (i) $2 million and (ii) the product of  (A) the Total Equity Value of the Company as determined by the Committee in good faith and (B) the Total Pool Percentage determined in accordance with the following chart:

Total Equity Value	Total Plan Pool Percentage
$1.00	0.00%
$50 million	1.50%
$100 million	2.00%
$150 million	2.25%
$200 million	2.50%
$250 million	3.00%
$300 million	3.50%
$400 million	5.00%
$500 million or above	6.00%

The Total Equity Value shall equal the Total Enterprise Value of the Company less the value of the outstanding debt of the Company.  The Total Enterprise Value shall equal the total purchase price paid for the Company (or, in the absence of an acquisition of the Company, the total value of the Company determined by a qualified independent third party) at the time of a Valuation Event as defined in Section 3 below.  By way of example, if the Total Enterprise Value of the Company is determined to be $500 million and the outstanding amount of the debt of the Company is $350 million, the Total Equity Value would be $150 million.

(c)                                  Subject to vesting in accordance with Section 2 hereof, the total value of the Award at any given time shall be equal to the product of (i) the Total Pool Value and (ii) the Award Percentage.

2.                                       Vesting of Award.

(a)                                  Subject to the provisions of this Agreement and except as otherwise provided in any existing employment agreement between the Company and the Employee (an “Employment Agreement”), the Award shall vest as to one-fifth of the total percentage on each of the first, second, third, fourth and fifth anniversaries of the date hereof.  The extent to which the Award is vested at any given time shall hereinafter be referred to as the “Vested Percentage.”

(b)                                 All rights with respect to the Award shall be forfeited and the Award shall immediately terminate upon the termination of the Employee’s employment with the Company by the Company for “Cause.”  All rights with respect to the Award that are not vested shall be forfeited and the Award, to the extent not vested, shall immediately terminate upon the termination of the Employee’s employment with the Company by the Employee voluntarily.

(c)                                  Upon (i) Employee’s death; or (ii) termination of Employee’s employment by the Company (1) due to Employee’s Disability or (2) without Cause; or (iii) termination of Employee’s employment by the Employee for “Good Reason” as defined in any existing employment agreement between the employee and the Company, the Employee’s Vested Percentage shall be determined based on the date which is the first anniversary of the Employee’s date of termination.”

(d)                                 The Award shall become fully vested upon a Change in Control.

(e)                                  For purposes of this Agreement and except as otherwise provided in an Employment Agreement, “Cause” shall have such meaning as is set forth in any existing employment agreement between the employee and the Company or in the absence of such a definition shall mean (i) the Employee’s failure or refusal to satisfactorily perform or observe any of his duties, responsibilities or obligations to the Company, (ii) the Employee’s gross negligence in performing his duties or any willful and intentional act of the Employee involving malfeasance, fraud, theft, misappropriation of funds, embezzlement or dishonesty affecting the Company; or (iii) the Employee’s conviction of, or a plea of guilty or nolo contendere to, an offense which is a felony in the jurisdiction involved or any lesser crime involving Company property.

(f)                                    For purposes of this Agreement and except as otherwise provided in an Employment Agreement, “Change in Control” shall mean the occurrence of any of the following: (i)  The acquisition (other than from the Company) by any “Person” of fifty (50%) percent or more of the combined voting power of the Company’s then outstanding voting securities, other than any Person holding fifty percent or more of such combined voting power on the date hereof provided; however, that for purposes of this Plan, the parties hereby agree and acknowledge that Oak Hill Capital Partners L.P. and/or its affiliates as of the Effective Date of the Plan owns at least 50% of the combined voting power of the Company’s outstanding voting securities; (ii)  the individuals who were members of the Board (the “Incumbent Board”) during the previous twelve (12) month period, cease for any reason to constitute at least a majority of the Board; or (iii)  approval by stockholders of the Company of (a) a merger or consolidation involving the Company in which the stockholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the securities of the Company outstanding immediately before such merger or consolidation or (b) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(g)                                 For purposes of this Agreement, “Disability” shall have such meaning as is set forth in any existing employment agreement between the employee and the Company or in the absence of such a definition shall have the meaning ascribed to such term under the Social Security Act.

3.                                       Payment of Awards.  Subject to Section 4 hereof, no payment shall be made in respect of the Award until the occurrence of a “Valuation Event.”  As soon as practicable, but in no event more than thirty [30] days, following a Valuation Event, the Company shall pay to the employee a lump sum in cash equal to the excess of  (i) the product of (A) the Vested Percentage and (B) the Award Value, over (ii) the amount of any payments previously made to Employee in respect of the Award (the result being, the “Payment Amount”).  For purposes of this Agreement, Valuation Event shall mean any of the following: (i) a sale or disposition a significant Company operation or property as determined by the Board; (ii)  a merger, consolidation or similar event of the Company other than one (A) in which the Company is the surviving entity or (B) where no Change in Control has occurred; (iii)  a public offering of equity securities by the Company that yields net proceeds to the Company in excess of $50 million; or (iv) a Change in Control.  Notwithstanding the foregoing, in the event that the Committee determines in good faith that payment of such amounts in cash would have a material detrimental effect on the Company as determined by a unanimous vote of the Board or is prohibited under the terms of any legal or contractual restriction to which the Company is subject, then the Company shall be entitled to make all or any portion of such payments in the form of notes.   In the event the Board makes any of the payment in the form of notes, the Board will use all reasonable efforts to redeem the notes as soon as the redemption would not have a material detrimental effect on the Company.  In the event of a termination of the Employee’s employment, the Company shall have the right, exercisable within 60 days thereafter, to cancel the Award in exchange for a payment equal to the Payment Amount as if a Valuation Event had occurred at the time of such termination.

4.                                       Reduction in Payment. Except as otherwise provided in an Employment Agreement, if payments made to Employee by the Company, including payments pursuant to the Award, are considered “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such Award payment due under this agreement will be reduced, but not below zero, such that the sum of the payments to the Employee under the Award plus any other payments to the Employee by the Company shall be limited to the greatest amount which may be paid to the Employee without causing a loss of deduction to the Company under Section 280G of the Code or an excise tax liability to the Employee under Section 4999 of the Code.

5.                                       Withholding. The Employee shall be entitled to withhold from any payment due under this Agreement the amount of any state or federal income taxes and payroll taxes required to be withheld by the Company with regard to such payment.

6.                                       Determinations by Committee.  All determinations and interpretations with respect to this Agreement shall be made by the Committee in good faith and shall be binding on the parties hereto unless it is determined by a court of competent jurisdiction that such determination is arbitrary and capricious.

7.                                       Entire Agreement.  This constitutes the entire agreement between the parties with respect to the subject matter hereof.  It may not be modified or changed except by written instrument executed by all parties.

8.                                       Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AMERICAN SKIING COMPANY

By:
Name:
Title:

Employee